SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549


                                  FORM 8-K



                               CURRENT REPORT
                   Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934



             Date of Report (Date of earliest event reported):
                               March 31, 1995



                         CONTINENTAL AIRLINES, INC.
           (Exact name of registrant as specified in its charter)



   Delaware                0-09781                 74-2099724
(State or other          (Commission             (IRS Employer
jurisdiction of          File Number)          Identification No.)
incorporation)



  2929 Allen Parkway, Houston, Texas              77019
(Address of principal executive offices)       (Zip Code)


                               (713) 834-5000
            (Registrant's telephone number, including area code)


Item 5.  Other Events.

On March 31, 1995, Continental Airlines, Inc. issued a press release announcing it is extending the date for filing its 1994 Form 10-K.

Attached hereto as Exhibit 99.1, and incorporated herein by reference, is the Company's March 31, 1995 press release.

Item 7.  Financial Statements and Exhibits.

         (c)  Exhibits

              99.1  Press Release, dated March 31, 1995.


                                  SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, Continental Airlines, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   CONTINENTAL AIRLINES, INC.



                                   By /s/ Daniel P. Garton
                                      Daniel P. Garton
                                      Senior Vice President and
                                        Chief Financial Officer

March 31, 1995


                                EXHIBIT INDEX


          99.1   Press Release, dated March 31, 1995.


FOR IMMEDIATE RELEASE              CONTACT:  CORPORATE COMMUNICATIONS
                                             (713) 834-5080

CONTINENTAL EXTENDS
FILING OF 10-K

     HOUSTON, March 31, 1995 -- Continental Airlines announced today that it is extending the date for filing its 1994 Form 10-K. The airline anticipates that it will finalize its financial statements and file its report on Form 10-K no later than April 17.

     On January 26, 1995, the Company announced that it will be reporting a nonrecurring charge of approximately $400 million for the fourth quarter of 1994. The charge relates primarily to the decision made in late 1994 concerning the planned early retirement of certain aircraft and to closed or under-utilized airport and maintenance facilities. Continental also announced in January that it has ceased making contractually required payments on certain obligations.

     Continental is now in advanced stages of negotiation, and in certain instances documentation, of new agreements with its principal lenders, aircraft and engine manufacturers, and certain aircraft and equipment lessors to provide for alternative forms of consideration in lieu of cash payments, or to otherwise defer certain payments. In addition, Continental is engaged in settlement negotiations regarding its future obligations at the new Denver International Airport in light of the significant reduction in its Denver operations.

     The outcome of these negotiations will materially impact the nonrecurring charge and the characterization of obligations as current or long-term on Continental's balance sheet. The foregoing uncertainties and contingencies have impeded the airline's ability to finalize the calculation of the nonrecurring charge and delayed completion of its financial statements.